Exhibit 99.1

CommScope Reports First Quarter 2017 Results Consistent with Guidance

– Mobility and FTTX Drive Double-Digit Percentage Growth in the U.S. –

•	First Quarter 2017 Highlights

•	Sales were $1.14 billion, essentially unchanged year over year

•	GAAP operating income rose 34 percent to $121 million

•	Adjusted operating income (excluding special items) increased 3 percent year over year to $217 million

•	Earnings improved significantly to $0.17 per diluted share

•	Adjusted earnings per diluted share increased 8 percent year over year to $0.52 per diluted share

•	Cash flow from operations of $103 million

HICKORY, NC, May 4, 2017—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $1.14 billion and net income of $34 million, or $0.17 per diluted share, for the quarter ended March 31, 2017. Non-GAAP adjusted net income for the first quarter 2017 was $103 million, or $0.52 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

In comparison, for the quarter ended March 31, 2016, CommScope reported sales of $1.14 billion and net income of $13 million, $0.06 per share. Non-GAAP adjusted net income for the first quarter of 2016 was $94 million, or $0.48 per diluted share.

“Once again we delivered strong quarterly performance that met expectations, despite some integration challenges that we are actively addressing. We are pleased with the results of our U.S. wireless and fiber-to-the-X businesses, as well as a return to growth in Europe and the Middle East,” said President and Chief Executive Officer Eddie Edwards. “These bright spots were dampened by the underperformance of our Indoor Network Solutions business.

“We continue to provide our customers with world-class solutions, empowering them to build the high-quality networks of the future that enable the connected lifestyle. We are confident in the strength of our team and portfolio.”

First Quarter 2017 Overview

First quarter 2017 sales were essentially unchanged year over year at $1.14 billion. Strength in the U.S. and the Europe, Middle East and Africa (EMEA) region – particularly in the wireless and FTTX markets – was offset by weakness in other geographies. Foreign exchange rate changes negatively affected revenue by approximately 1 percent year over year.

GAAP operating income in the first quarter of 2017 rose 34 percent year over year to $121 million. Non-GAAP adjusted operating income, which excludes amortization of purchased intangibles, integration and transaction costs, restructuring costs and other special items, increased 3 percent year over year to $217 million. The increases to both GAAP and non-GAAP operating income were driven by benefits from cost reduction initiatives and favorable geographic mix. In addition, GAAP operating income increased due to the absence of goodwill impairment charges and lower intangible amortization.

GAAP net income for the first quarter 2017 rose substantially year over year to $34 million, or $0.17 per diluted share. Excluding special items, first quarter adjusted net income increased 9 percent year over year to $103 million. Adjusted earnings were $0.52 per diluted share, up 8 percent year over year.

First quarter Connectivity Solutions segment sales declined by approximately 1 percent to $682 million. Growth in North American and EMEA FTTX solutions was offset by a decline in our Indoor Network Solutions business. Foreign exchange rate changes negatively affected revenue by approximately 1 percent from the year-ago period. Connectivity Solutions GAAP operating income declined 4 percent to $48 million in the quarter. Adjusted operating income decreased 14 percent year over year to $115 million. Results were impacted by manufacturing inefficiencies related to ramping capacity in several North American facilities and the impact of lower pricing. These decreases were partially offset by cost reduction initiatives.

First quarter Mobility Solutions segment sales of $456 million were essentially stable year over year. Strong, double-digit percentage growth in the U.S., driven by higher spending by certain North American wireless operators, coupled with mid-single digit percentage growth in EMEA, was tempered by declines in the Asia Pacific region. Foreign exchange rate changes had a negative impact of approximately 1 percent on Mobility Solutions segment sales compared to the year-ago period. Mobility Solutions GAAP operating income rose 81 percent to $74 million. Adjusted operating income for the Mobility segment increased 33 percent to $102 million, or 22 percent of segment sales. The more than 550 basis point increase in operating income margin compared to the prior year was driven by favorable geographic mix, which was partially offset by lower pricing.

Stock Repurchase Program

On February 23, 2017, the Board of Directors authorized the repurchase of up to $100 million of CommScope’s outstanding common stock. During the first quarter of 2017, the company repurchased $65 million of its common stock, or 1.6 million shares, at an average cost of $39.81 per share. During April, CommScope completed its stock repurchase program. Total company stock repurchased under the program was 2.5 million shares at an average cost of $40.23 per share. The intent of the repurchase was to reduce dilution from the CommScope equity-based award programs.

Debt Refinancing

In March, CommScope issued $750 million of 5 percent senior unsecured notes due March 2027. The company used the proceeds of the issuance of the notes, together with cash on hand, to (i) redeem all $500 million of the 4.375 percent senior secured notes due 2020, (ii) repay a portion of the outstanding borrowings under its senior secured term loans, including all $112 million of outstanding principal on the senior secured term loan due 2018 and $138 million of outstanding principal on the senior secured term loan due 2022 and (iii) pay related fees and expenses. The refinancing extended the average tenor of CommScope’s debt and increased the amount of fixed-rate, unsecured debt.

Outlook

CommScope management expects more cautious spending patterns at certain North American operators, continuing softness in the Indoor Network Solutions business and integration challenges to impact our near-term performance. CommScope expects improved operator spending in the second half of 2017.

These factors are reflected in the following second quarter and full year 2017 guidance provided by CommScope management.

Second Quarter 2017 Guidance:

•	Revenue of $1.2 billion – $1.25 billion

•	Operating income of $145 million – $160 million

•	Adjusted operating income of $245 million – $265 million

•	Earnings per diluted share of $0.28 – $0.32, based on 197 million weighted average diluted shares

•	Adjusted earnings per diluted share of $0.62 – $0.67

•	Adjusted effective tax rate of approximately 35 percent

Full Year 2017 Guidance:

•	Revenue of $4.85 billion – $4.95 billion

•	Operating income of $670 million – $700 million

•	Adjusted operating income of $1.05 billion – $1.09 billion

•	Earnings per diluted share of $1.41 – $1.48, based on 198 million weighted average diluted shares

•	Adjusted earnings per diluted share of $2.70 – $2.80

•	Adjusted effective tax rate of approximately 35 percent

•	Cash flow from operations > $600 million

A reconciliation of GAAP to non-GAAP outlook is attached.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss first quarter 2017 results. The conference call also will be webcast.

To participate in the conference call, dial 844-397-6169 (US and Canada only) or +1 478-219-0508. The conference identification number is 6055459. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope’s Investor Relations page.

A webcast replay will be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTX deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our ability to integrate the BNS business on a timely and cost-effective manner; our reliance on TE Connectivity for transition services for the BNS business; our ability to realize expected growth opportunities and cost savings from the BNS business; our dependence on customers’ capital spending on data and communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; changes to the regulatory environment in which our customers operate; product quality or performance issues and associated warranty claims; our ability to maintain effective management information systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; the risk our global manufacturing operations suffer production or shipping delays, causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers for certain raw material and components; the risk that contract manufacturers we rely on encounter production, quality, financial or other difficulties; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as deferred tax assets; our ability to recover value-added tax receivables; our ability to attract and retain qualified key employees; labor unrest; obligations under our defined benefit employee benefit plans may require plan contributions in excess of current estimates; significant international operations exposing us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; changes in the laws and policies in the United States affecting trade; cost of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; and other factors beyond our control. These and other factors are discussed in greater detail in our 2016 Annual Report on Form 10-K. Although the information contained in this press release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Investor Contact: Jennifer Crawford, CommScope +1 828-323-4970 jennifer.crawford@commscope.com	News Media Contact: Rick Aspan, CommScope +1 708-236-6568 publicrelations@commscope.com

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$1,137,285	$1,143,979
Operating costs and expenses:
Cost of sales	682,459	696,888
Selling, general and administrative	211,554	209,197
Research and development	48,895	52,190
Amortization of purchased intangible assets	67,638	73,616
Restructuring costs, net	5,388	6,072
Asset impairments	—	15,293

Total operating costs and expenses	1,015,934	1,053,256

Operating income	121,351	90,723
Other income (expense), net	(16,736)	301
Interest expense	(69,554)	(72,562)
Interest income	874	2,579

Income before income taxes	35,935	21,041
Income tax expense	(2,373)	(8,461)

Net income	$33,562	$12,580

Earnings per share:
Basic	$0.17	$0.07
Diluted (a)	$0.17	$0.06

Weighted average shares outstanding:
Basic	194,068	191,642
Diluted (a)	199,140	195,456

(a) Calculation of diluted earnings per share:
Net income (basic and diluted)	$33,562	$12,580

Weighted average shares (basic)	194,068	191,642
Dilutive effect of equity-based awards	5,072	3,814

Denominator (diluted)	199,140	195,456

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$437,637	$428,228
Accounts receivable, less allowance for doubtful accounts of $18,103 and $17,211, respectively	941,274	952,367
Inventories, net	498,087	473,267
Prepaid expenses and other current assets	155,165	139,902

Total current assets	2,032,163	1,993,764
Property, plant and equipment, net of accumulated depreciation of $322,903 and $303,734, respectively	474,066	474,990
Goodwill	2,779,416	2,768,304
Other intangible assets, net	1,740,199	1,799,065
Other noncurrent assets	106,980	105,863

Total assets	$7,132,824	$7,141,986

Liabilities and Stockholders’ Equity
Accounts payable	$453,339	$415,921
Other accrued liabilities	380,924	429,397
Current portion of long-term debt	—	12,500

Total current liabilities	834,263	857,818
Long-term debt	4,567,418	4,549,510
Deferred income taxes	184,504	199,121
Pension and other postretirement benefit liabilities	30,501	31,671
Other noncurrent liabilities	112,115	109,782

Total liabilities	5,728,801	5,747,902
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 193,466,488 and 193,837,437, respectively	1,966	1,950
Additional paid-in capital	2,297,414	2,282,014
Retained earnings (accumulated deficit)	(556,200)	(589,556)
Accumulated other comprehensive loss	(244,177)	(285,113)
Treasury stock, at cost: 3,155,802 shares and 1,129,222 shares, respectively	(94,980)	(15,211)

Total stockholders’ equity	1,404,023	1,394,084

Total liabilities and stockholders’ equity	$7,132,824	$7,141,986

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended
	March 31,
	2017	2016
Operating Activities:
Net income	$33,562	$12,580
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation and amortization	100,401	96,938
Equity-based compensation	9,412	8,835
Deferred income taxes	(16,444)	(10,440)
Asset impairments	—	15,293
Changes in assets and liabilities:
Accounts receivable	19,683	(58,760)
Inventories	(19,132)	(9,863)
Prepaid expenses and other assets	(12,314)	(6,378)
Accounts payable and other liabilities	(28,032)	73,019
Other	15,653	(1,751)

Net cash generated by operating activities	102,789	119,473
Investing Activities:
Additions to property, plant and equipment	(12,910)	(14,472)
Proceeds from sale of property, plant and equipment	355	3,684
Cash paid for acquisitions including purchase price adjustments, net of cash acquired	—	15,355
Other	639	474

Net cash generated by (used in) investing activities	(11,916)	5,041
Financing Activities:
Long-term debt repaid	(750,000)	(3,146)
Long-term debt proceeds	750,000	—
Debt issuance costs	(6,115)	—
Debt extinguishment costs	(14,800)
Cash paid for repurchase of common stock	(58,770)	—
Proceeds from the issuance of common shares under equity-based compensation plans	5,805	1,490
Tax withholding payments for vested equity-based compensation awards	(14,758)	(2,721)

Net cash used in financing activities	(88,638)	(4,377)
Effect of exchange rate changes on cash and cash equivalents	7,174	5,347

Change in cash and cash equivalents	9,409	125,484
Cash and cash equivalents at beginning of period	428,228	562,884

Cash and cash equivalents at end of period	$437,637	$688,368

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Operating income, as reported	$121.4	$90.7

Adjustments:
Amortization of purchased intangible assets	67.6	73.6
Restructuring costs, net	5.4	6.1
Equity-based compensation	9.4	8.8
Asset impairments	—	15.3
Integration and transaction costs	13.5	15.9
Purchase accounting adjustments	—	1.0

Total adjustments to operating income	95.9	120.7

Non-GAAP adjusted operating income	$217.3	$211.4

Income before income taxes, as reported	$35.9	$21.0
Income tax expense, as reported	(2.4)	(8.5)

Net income, as reported	$33.6	$12.6
Adjustments:
Total pretax adjustments to operating income	95.9	120.7
Pretax amortization of deferred financing costs & OID (1)	12.7	3.7
Pretax loss on debt transactions (2)	14.8	—
Pretax net investment gains (2)	(0.6)	(0.4)
Tax effects of adjustments and other tax items (3)	(53.2)	(42.2)

Non-GAAP adjusted net income	$103.2	$94.4

Diluted EPS, as reported	$0.17	$0.06
Non-GAAP adjusted diluted EPS	$0.52	$0.48

(1)	Included in interest expense.
(2)	Included in other expense, net.
(3)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Sales by Region

(Unaudited — In millions)

Sales by Region

			% Change
	Q1 2017	Q1 2016	YOY
United States	$648.3	$588.8	10.1%
Europe, Middle East and Africa	231.8	218.3	6.2
Asia Pacific	181.9	240.7	(24.4)
Central and Latin America	58.8	66.3	(11.3)
Canada	16.5	29.9	(44.8)

Total Net Sales	$1,137.3	$1,144.0	(0.6)%

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment

				% Change
	Q1 2017	Q4 2016	Q1 2016	Sequential	YOY
Connectivity Solutions	$681.6	$681.3	$687.0	—%	(0.8)%
Mobility Solutions	455.7	497.6	457.0	(8.4)%	(0.3)%

Total Net Sales	$1,137.3	$1,178.9	$1,144.0	(3.5)%	(0.6)%

Non-GAAP Adjusted Operating Income by Segment

				% Change
	Q1 2017	Q4 2016	Q1 2016	Sequential	YOY
Connectivity Solutions	$115.3	$139.5	$134.8	(17.3)%	(14.5)%
Mobility Solutions	102.0	112.7	76.6	(9.5)%	33.2%

Total Non-GAAP Adjusted Operating Income	$217.3	$252.2	$211.4	(13.8)%	2.8%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

First Quarter 2017 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$47.8	$73.6	$121.4
Amortization of purchased intangible assets	43.6	24.1	67.6
Restructuring costs, net	4.8	0.6	5.4
Equity-based compensation	5.5	3.9	9.4
Integration and transaction costs	13.7	(0.2)	13.5

Non-GAAP adjusted operating income	$115.3	$102.0	$217.3
Non-GAAP adjusted operating margin %	16.9%	22.4%	19.1%

Fourth Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$43.3	$76.1	$119.4
Amortization of purchased intangible assets	47.7	25.3	72.9
Restructuring costs, net	11.0	7.3	18.4
Equity-based compensation	4.7	3.7	8.4
Asset impairments	15.9	—	15.9
Integration and transaction costs	16.9	0.3	17.2

Non-GAAP adjusted operating income	$139.5	$112.7	$252.2
Non-GAAP adjusted operating margin %	20.5%	22.7%	21.4%

First Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$50.0	$40.7	$90.7
Amortization of purchased intangible assets	48.2	25.4	73.6
Restructuring costs, net	1.1	5.0	6.1
Equity-based compensation	5.0	3.8	8.8
Asset impairments	15.3	—	15.3
Integration and transaction costs	14.1	1.8	15.9
Purchase accounting adjustments	1.0	—	1.0

Non-GAAP adjusted operating income	$134.8	$76.6	$211.4
Non-GAAP adjusted operating margin %	19.6%	16.8%	18.5%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q1 2017	Q1 2016
Cash flow from operations	$102.8	$119.5
Integration and transaction costs	13.3	15.7
Capital expenditures	(12.9)	(14.5)
Capex related to BNS integration	—	0.6

Adjusted Free Cash Flow	$103.2	$121.3

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Operating income, as reported	$121.4	$119.4	$180.7	$183.9	$90.7
Amortization of purchased intangible assets	67.6	72.9	74.6	76.0	73.6
Restructuring costs, net	5.4	18.4	10.8	7.6	6.1
Equity-based compensation	9.4	8.4	8.4	9.4	8.8
Asset impairments	—	15.9	7.4	—	15.3
Integration and transaction costs	13.5	17.2	14.7	14.5	15.9
Purchase accounting adjustments	—	—	—	(0.4)	1.0

Non-GAAP adjusted operating income	$217.3	$252.2	$296.7	$291.0	$211.4

Non-GAAP adjusted operating margin %	19.1%	21.4%	22.9%	22.3%	18.5%
Depreciation	20.0	20.2	20.2	20.4	19.6

Non-GAAP adjusted EBITDA	$237.3	$272.5	$316.9	$311.4	$231.1

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

Outlook
	Three Months Ended June 30, 2017	Full Year 2017
Operating income	$145 - $160	$670 - $700

Adjustments:
Amortization of purchased intangible assets	$70	$270
Equity-based compensation	$10	$45
Restructuring costs, integration costs and other (1)	$20 - $25	$65 - $75

Total adjustments to operating income	$100 - $105	$380 - $390

Non-GAAP adjusted operating income	$245 - $265	$1,050 - $1,090

Diluted earnings per share	$0.28 - $0.32	$1.41- $1.48

Adjustments (2):
Total adjustments to operating income	$0.33 - $0.34	$1.24 - $1.26
Debt-related costs and other special items (3)	$0.01	$0.05 - $0.06

Non-GAAP adjusted diluted earnings per share	$0.62 - $0.67	$2.70 - $2.80

(1)	Reflects projections for restructuring costs, integration costs and other special items. Actual adjustments may vary from projections.
(2)	The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments.
(3)	Reflects projections for amortization of debt issuance costs, loss on debt extinguishment, net investment gains or losses and other tax items. Actual adjustments may vary from projections.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.